NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: Gary D. Owens

Chairman, President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES CORPORATION ANNOUNCES

FORMATION OF COLOMBIAN BRANCH OFFICE

Houston, Texas - October 17, 2012 - Geospace Technologies Corporation (NASDAQ: GEOS) today announced the formation of a branch office in Bogota, Colombia. The newly formed branch entity named Geospace Technologies, Sucursal Sudamericana ("GTSS") will offer seismic product rentals, sales, repair services and technical support to the company's seismic customers in Colombia and throughout the South American continent.

"Oil and gas exploration activities continue to expand in South America and GTSS is committed to serving the long-term needs of our customers in this important region with our growing family of seismic products, including our land and marine wireless products. To date we have served our South American customers' rental equipment needs directly from our Houston facility. Through GTSS, we will be able to more effectively serve the needs of these customers by offering ready-to-deploy equipment and trained personnel in the local market area. Rental equipment for GTSS will be manufactured over the next 60 to 90 days and we expect GTSS to be fully operational during the company's second fiscal quarter ending March 31, 2013," said Gary D. Owens, Geospace Technologies' Chairman, President and CEO.

Geospace Technologies Corporation designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures non-seismic products, including industrial products, offshore cables, thermal printing equipment and film.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.